EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for Third Quarter 2020

Third Quarter Financial Results

(in thousands)	Q3 20	Q3 19	YOY Change	Q3 20 YTD	Q3 19 YTD	YOY Change
Total Revenues	$10,545	$17,241	(38.8%)	29,625	$57,245	(48.2%)
Operating Income (Loss)	114	(149)	176.5%	(4,665)	488	*
Income (Loss) Before Provision for Taxes	107	(173)	161.8%	(4,671)	399	*
Net Income (Loss)	22	(166)	113.3%	(5,338)	176	*
EBITDA**	422	151	179.5%	(3,714)	1,373	*
Adjusted EBITDA**	411	197	108.6%	(2,966)	1,538	*
Pre-Corporate EBITDA**	556	448	24.1%	(2,274)	2,372	*
* Not Meaningful **Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Nov. 12, 2020 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported revenues of $10.5 million and net income of $22 thousand for the three months ended September 30, 2020, compared to revenues of $17.2 million and net loss of $0.2 million for the three months ended September 30, 2019. For the nine months ended September 30, 2020, Wilhelmina reported revenues of $29.6 million and net loss of $5.3 million compared to revenue of $57.2 million and net income of $0.2 million for the nine months ended September 30, 2019. During the three and nine months of 2020, the novel coronavirus (COVID-19) pandemic had a material impact on revenues. The decrease in revenues when compared to the same periods of the prior year was primarily due to postponement and cancellation of bookings by many of Wilhelmina’s customers while non-essential business activities were barred in the cities where the Company operates, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019. The increase in net income for the third quarter of 2020 was due to a reduction in operating expenses from the Company’s cost savings initiatives, partially offset by lower revenue net of model costs. The increase in loss for the nine months ended September 30, 2020 was primarily due to the decrease in revenues net of model costs, partially offset by a decrease in operating expenses.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which has spread rapidly throughout the United States and the world. The Company’s revenues are heavily dependent on the level of economic activity in the United States and the United Kingdom, particularly in the fashion, advertising and publishing industries, all of which have been negatively impacted by the pandemic and may not recover as quickly as other sectors of the economy. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses. As a result, beginning in March 2020, the Company has seen a significant reduction in customer bookings, resulting in a negative impact to revenue and earnings. During the third quarter of 2020, bookings increased from the preceding months, but remained significantly below pre-pandemic levels.

In addition to reduced revenue, business operations have been adversely affected by reductions in productivity, limitations on the ability of customers to make timely payments, disruptions in talents’ ability to travel to needed locations, and supply chain disruptions impeding clothing or footwear wardrobe from reaching destinations for photoshoots and other bookings. Many of the Company’s customers are large retail and fashion companies, which have had to close stores in the United States and internationally due to orders from local authorities to help slow the spread of COVID-19. Some of these customers have filed for bankruptcy in 2020 and others may be unable to pay amounts already owed to the Company, resulting in increased future bad debt expense. These customers also may not emerge from the pandemic with the financial ability, or need, to purchase Wilhelmina’s services to the extent that they did in previous years. Some of our model talent have been quarantined with family far from the major cities where Wilhelmina’s offices are located, and also away from where most modeling jobs take place. Many U.S. and international airlines have decreased their flight schedules which, as economic activities resumes and clients increase booking requests, may make it difficult for our talent to be available when and where they are needed. While these disruptions are currently expected to be temporary, there continues to be uncertainty around the duration.

Postponed and cancelled bookings related to the pandemic contributed significantly to reduced revenues and increased operating losses during the first nine months of 2020. Although some clients increased activity and bookings during the third quarter of 2020, rising COVID-19 infection rates in cities where Wilhelmina operates could lead to a slower economic recovery in those markets, and possible additional business closings or local mandates that could slow the recovery in our operations there. Since Wilhelmina extends customary payment terms to its clients, even as bookings resume, there is likely to be a lag before significant cash collections return. In the meantime, the Company continues to have significant employee, office rent, and other expenses.

Reduced outstanding accounts receivable available as collateral under the Company’s credit agreement with Amegy Bank has limited access to additional financing. Net losses in recent periods have also impacted compliance with the financial covenants under the Amegy Bank credit agreement, further impeding the Company’s ability to obtain additional financing. Since the pandemic began, many stock markets, including Nasdaq Capital Market where Wilhelmina’s common stock is listed, have been volatile. A further decline in the Company’s stock price would reduce our market capitalization and could require additional goodwill or intangible asset impairment writedowns.

The Company has taken the following actions to address the impact of COVID-19 and the current recessionary environment, in order to efficiently manage the business and maintain adequate liquidity and maximum flexibility:

  In April 2020, obtained approximately $2.0 million in loans under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (“SBA”).

  Eliminated discretionary travel and entertainment expenses.

  Suspended share repurchases.

  Did not renew the leases on three New York City model apartments when the terms ended in June and August, 2020.

  Suspended efforts to fill two highly compensated executive roles following the resignation of the Company’s Chief Executive Officer and Vice President in early 2020.

  Obtained from the landlord of the Company’s New York City office a deferral of $41 thousand in July 2020 rent until January 2021.

  Negotiated discounts with various vendors and service providers, in effect through the remainder of 2020.

  Effective July 1, 2020, implemented layoffs of approximately 36% of its staff, including employees at each of the Company’s five offices, and effected temporary salary reductions for the remaining staff. The salary reductions are expected to return to full salaries when business conditions improve.

If the quarantines and limitations on non-essential work are re-implemented, or persist for an extended period, the Company may need to implement additional cost savings measures.

Financial Results

Net income for the three months ended September 30, 2020 was $22 thousand, or $0.00 per fully diluted share, compared to net loss of $0.2 million, or $0.03 per fully diluted share, for the three months ended September 30, 2019. Net loss for the nine months ended September 30, 2020 was $5.3 million, or $1.03 per fully diluted share, compared to net income of $0.2 million, or $0.03 per fully diluted share, for the nine months ended September 30, 2019.

Pre-Corporate EBITDA was $0.6 million and ($2.3) million for the three and nine months ended September 30, 2020, compared to Pre-Corporate EBITDA of $0.5 million and $2.4 million for the three and nine months ended September 30, 2019.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and nine months ended September 30, 2020 and 2019.

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$22	$(166)	$(5,338)	$176
Interest expense	21	27	71	89
Income tax expense (benefit)	85	(7)	667	223
Amortization and depreciation	294	297	886	885
EBITDA**	$422	$151	$(3,714)	$1,373
Foreign exchange gain	(14)	(3)	(65)	-
Non-recurring items – goodwill impairment	-	-	800	-
Share-based payment expense	3	49	13	165
Adjusted EBITDA**	$411	$197	$(2,966)	$1,538
Corporate overhead	145	251	692	834
Pre-Corporate EBITDA**	$556	$448	$(2,274)	$2,372

**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and nine months ended September 30, 2020, when compared to the three and nine months ended September 30, 2019, were primarily the result of the following:

  Revenues net of model costs for the three and nine months ended September 30, 2020 decreased by 36.2% and 49.8% primarily due to postponed and cancelled bookings resulting from COVID-19, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019;
  Salaries and service costs for the three and nine months ended September 30, 2020 decreased by 49.4% and 28.4% primarily due to the closure of the Wilhelmina Studios division during the fourth quarter of 2019, employee layoffs in July 2020, temporary reductions in staff salaries, open positions for two executives that resigned in January 2020, and a reduction in share based payment expense;
  Office and general expenses for the three and nine months ended September 30, 2020 decreased by 23.5% and 15.2%, primarily due to reduced legal fees, rent expense, computer expense, utilities, postage, and other office expenses, partially offset by an increase in bad debt expense; and
  Corporate overhead expenses for the three and nine months ended September 30, 2020 decreased by 42.2% and 17.0%, primarily due to lower corporate travel costs and temporary reductions in fees to the Company’s Board of Directors.

Subsequent to September 30, 2020, the Company paid the final scheduled $0.6 million payment of principal and interest on one of its two Amegy Bank term loans.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	(Unaudited) September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,952	$6,993
Accounts receivable, net of allowance for doubtful accounts of $1,766 and $1,423, respectively	6,992	9,441
Prepaid expenses and other current assets	167	243
Total current assets	12,111	16,677

Property and equipment, net of accumulated depreciation of $5,113 and $4,300, respectively	1,202	1,925
Right of use assets-operating	833	1,261
Right of use assets-finance	242	316
Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,737 and $8,737, respectively	-	-
Goodwill	7,547	8,347
Other assets	91	115

TOTAL ASSETS	$30,493	$37,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,946	$3,815
Due to models	5,741	7,495
Lease liabilities – operating, current	678	1,055
Lease liabilities – finance, current	90	94
Term loan – current	2,039	1,257
Total current liabilities	11,494	13,716

Long term liabilities:
Net deferred income tax liability	1,352	725
Lease liabilities – operating, non-current	207	328
Lease liabilities – finance, non-current	161	225
Term loan – non-current	1,371	743
Total long term liabilities	3,091	2,021

Total liabilities	14,585	15,737

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares issued at September 30, 2020 and December 31, 2019	65	65
Treasury stock, 1,314,694 and 1,309,861 shares at September 30, 2020 and December 31, 2019, at cost	(6,371)	(6,352)
Additional paid-in capital	88,484	88,471
Accumulated deficit	(66,153)	(60,815)
Accumulated other comprehensive (loss) income	(117)	2
Total shareholders’ equity	15,908	21,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,493	$37,108

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Three and Nine Months Ended September 30, 2020 and 2019
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Service revenues	$10,534	$17,224	$29,604	$57,199
License fees and other income	11	17	21	46
Total revenues	10,545	17,241	29,625	57,245

Model costs	7,544	12,534	21,547	41,166

Revenues, net of model costs	3,001	4,707	8,078	16,079

Operating expenses:
Salaries and service costs	1,651	3,266	7,566	10,571
Office and general expenses	797	1,042	2,799	3,301
Amortization and depreciation	294	297	886	885
Goodwill impairment	-	-	800	-
Corporate overhead	145	251	692	834
Total operating expenses	2,887	4,856	12,743	15,591
Operating income (loss)	114	(149)	(4,665)	488

Other expense (income):
Foreign exchange gain	(14)	(3)	(65)	-
Interest expense	21	27	71	89
Total other expense, net	7	24	6	89

Income (loss) before provision for income taxes	107	(173)	(4,671)	399

(Provision) benefit for income taxes:
Current	(56)	(47)	(40)	(200)
Deferred	(29)	54	(627)	(23)
(Provision) benefit income taxes, net	(85)	7	(667)	(223)

Net income (loss)	$22	$(166)	$(5,338)	$176

Other comprehensive income (loss):
Foreign currency translation income (loss)	120	(76)	(119)	(107)
Total comprehensive income (loss)	142	(242)	(5,457)	69

Basic net income (loss) per common share	$0.00	$(0.03)	$(1.03)	$0.03
Diluted net income (loss) per common share	$0.00	$(0.03)	$(1.03)	$0.03

Weighted average common shares outstanding-basic	5,157	5,176	5,158	5,189
Weighted average common shares outstanding-diluted	5,157	5,176	5,158	5,189

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Three and Nine Months Ended September 30, 2020 and 2019
(In thousands)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2018	6,472	$65	(1,264)	$(6,093)	$88,255	$(56,029)	$(93)	$26,105
Share based payment expense	-	-	-	-	64	-	-	64
Net income to common shareholders	-	-	-	-	-	(109)	-	(109)
Purchases of treasury stock	-	-	(4)	(24)	-	-	-	(24)
Foreign currency translation	-	-	-	-	-	-	28	28
Balances at March 31, 2019	6,472	$65	(1,268)	$(6,117)	$88,319	$(56,138)	$(65)	$26,064
Share based payment expense	-	-	-	-	52	-	-	52
Net income to common shareholders	-	-	-	-	-	451	-	451
Purchases of treasury stock	-	-	(25)	(149)	-	-	-	(149)
Foreign currency translation	-	-	-	-	-	-	(59)	(59)
Balances at June 30, 2019	6,472	$65	(1,293)	$(6,266)	$88,371	$(55,687)	$(124)	$26,359
Share based payment expense	-	-	-	-	49	-	-	49
Net loss to common shareholders	-	-	-	-	-	(166)	-	(166)
Purchases of treasury stock	-	-	(9)	(54)	-	-	-	(54)
Foreign currency translation	-	-	-	-	-	-	(76)	(76)
Balances at September 30, 2019	6,472	$65	(1,302)	$(6,320)	$88,420	$(55,853)	$(200)	$26,112

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2019	6,472	$65	(1,310)	$(6,352)	$88,471	$(60,815)	$2	$21,371
Share based payment expense	-	-	-	-	6	-	-	6
Net loss to common shareholders	-	-	-	-	-	(2,660)	-	(2,660)
Purchases of treasury stock	-	-	(5)	(19)	-	-	-	(19)
Foreign currency translation	-	-	-	-	-	-	(234)	(234)
Balances at March 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,477	$(63,475)	$(232)	$18,464
Share based payment expense	-	-	-	-	4	-	-	4
Net loss to common shareholders	-	-	-	-	-	(2,700)	-	(2,700)
Purchases of treasury stock	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	-	(5)	(5)
Balances at June 30, 2020	6,472	$65	(1,315)	$(6,371)	$88,481	$(66,175)	$(237)	$15,763
Share based payment expense	-	-	-	-	3	-	-	3
Net income to common shareholders	-	-	-	-	-	22	-	22
Purchases of treasury stock	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	-	120	120
Balances at September 30, 2020	6,472	$65	(1,315)	$(6,371)	$88,484	(66,153)	$(117)	$15,908

The accompanying notes are an integral part of these consolidated financial statements.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Nine Months Ended September 30, 2020 and 2019
 (In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income:	$(5,338)	$176
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization and depreciation	886	885
Goodwill impairment	800	-
Share based payment expense	13	165
Deferred income taxes	627	23
Bad debt expense (recovery)	131	(1)
Changes in operating assets and liabilities:
Accounts receivable	2,318	(181)
Prepaid expenses and other current assets	76	(77)
Right of use assets-operating	428	802
Other assets	24	1
Due to models	(1,754)	31
Lease liabilities-operating	(498)	(854)
Accounts payable and accrued liabilities	(869)	(1,038)
Net cash used in operating activities	(3,156)	(68)

Cash flows used in investing activities:
Purchases of property and equipment	(90)	(304)
Net cash used in investing activities	(90)	(304)

Cash flows used in financing activities:
Purchases of treasury stock	(19)	(227)
Proceeds from term loans	1,975	-
Payments on finance leases	(67)	(83)
Payment on term loans	(565)	(438)
Net cash provided by (used in) financing activities	1,324	(748)

Foreign currency effect on cash flows:	(119)	(107)

Net change in cash and cash equivalents:	(2,041)	(1,227)
Cash and cash equivalents, beginning of period	6,993	6,748
Cash and cash equivalents, end of period	$4,952	$5,521

Supplemental disclosures of cash flow information:
Cash paid for interest	$64	$88
Cash paid for income taxes	$14	$5

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense. The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, securities laws compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the third quarter ended September 30, 2020 filed with the Securities and Exchange Commission on November 12, 2020.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, together with its subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT:	Investor Relations Wilhelmina International, Inc. 214-661-7488 ir@wilhelmina.com